UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Schmitt Industries, Inc.

(Exact name of registrant as specified in its charter)

Oregon	93-1151989
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2765 N.W. Nicolai Street, Portland, Oregon	97210-1818
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Series A Junior Participating Preferred Stock Purchase Rights	The NASDAQ Capital Market
(Title of each class to be registered)	(Name of each exchange on which each class is to be registered)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. [ ] Securities Act registration statement or Regulation A offering statement file number to which this form relates: _________________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: None

Explanatory Note

This Form 8-A/A is filed by Schmitt Industries, Inc. (the “Company”), to supplement and amend the information set forth on the Form 8-A filed by the Company on July 2, 2019.

Item 1. Description of Registrant’s Securities to be Registered

On January 25, 2021, the Company and Broadridge Corporate Issuer Solutions, Inc., as rights agent (the “Rights Agent”), entered into an amendment (the “Amendment”) to the Section 382 Rights Agreement, dated as of July 1, 2019, between the Company and the Rights Agent (the “Rights Agreement”), regarding the Company’s Series A Junior Participating Preferred Stock Purchase Rights (the “Rights”).

The Amendment will have the effect of causing the Rights Agreement and the Rights to terminate on January 25, 2021.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 4.2 to this registration statement.

Item 2. Exhibits.

Exhibit No.	Description

3.1	Articles of Amendment to Articles of Incorporation of Schmitt Industries, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed on July 2, 2019)

3.2	Articles of Amendment to Articles of Incorporation of Schmitt Industries, Inc. (incorporated by reference to Exhibit 3.1 to the Company's Form 8-K filed on January 27, 2021)

4.1	Section 382 Rights Agreement, dated as of July 1, 2019, between Schmitt Industries, Inc. and Broadridge Corporate Issuer Solutions, Inc. (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed on July 2, 2019)

4.2	Amendment to Rights Agreement, dated as of January 25, 2021, between Schmitt Industries, Inc. and Broadridge Corporate Issuer Solutions, Inc., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed on January 27, 2021)

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: January 27, 2021	SCHMITT INDUSTRIES, INC.

	By:	/s/ Michael R. Zapata
		Name:	Michael R. Zapata
		Title:	President and Chief Executive Officer